Exhibit 23.2

[Letterhead of ShineWing Australia]

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 27, 2015 related to the consolidated balance sheets of Arem Pacific Corporation as of June 30, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in the Amendment No. 1 to Registration Statement (Form S-1) and related Prospectus of Arem Pacific Corporation for the registration of its shares of its common stock.

/s/ ShineWing Australia

ShineWing Australia

Melbourne, Australia

December 16, 2015